Exhibit 3.5

H00000060174

ARTICLES OF MERGER

The following articles of merger are being submitted in accordance with Section 607.1105 Florida Statutes.

ARTICLE 1

The merging entity's name, principal office street address, jurisdiction, and entity type are listed below:

Name and Street Address:

Royal Finance Inc.

1481 S. Military Trail, Suite 14

West Palm Beach, FL 33416

Jurisdiction: Florida

Entity Type: Corporation

Florida Document Number: P98000034323

ARTICLE 2

'Me surviving entity's name, principal office street address, jurisdiction and entity type are listed below:

Name and Street Address:

GONETGEN.COM INC.

1481 S. Military Trail, Suite 14

West Palm Beach, FL 33415

Jurisdiction: Florida

Entity Type: Corporation

Florida Document Number: P98000090003

ARTICLE 3

The attached Plan of Merger meets the requirements of Section 607.1101, Florida Statutes, and was approved by the shareholders of the merging domestic corporation on November 16, 2000 in accordance with Chapter 607, Florida Statutes.

ARTICLE 4

The attached Plan of Merger was approved by the shareholders of the surviving corporation on November 16, 2000 in accordance with applicable law.

ARTICLE 5

The merger is permitted under the laws and governing documents applicable to each party to the merger.

ARTICLE 6.

The merger shall become effective as of the date these Articles of Merger are filed with the Florida Department of State.

ARTICLE 7

The Articles of Merger comply with and were executed in accordance with the laws of each party's applicable jurisdiction.

Royal Finance Inc.

By: /s/ Douglas Meyers

Name: Douglas Meyers

Title: Chairman and CEO

GONETGEN.COM INC.

By: /s/ Derek Dunn

Name: Derek Dunn

Title: President

PLAN OF MERGER

The following plan of merger, which was adopted and approved by each party to the merger in accordance with Section 607.1105 is being submitted.

1. The merging corporation's name and jurisdiction are listed below:

Name: Royal Finance Inc.

Jurisdiction: Florida

2. The surviving corporation's name and jurisdiction are listed below:

Name: GONETGEN.COM INC.

Jurisdiction: Florida

3. The terms and conditions of the merger are as follows:

Each merging corporation shall be merged into the surviving corporation, and the effect of such merger shall be as stated in Section 6 07.1105, Florida Statutes. The merging corporation shall be merged with and into the surviving corporation, the separate and corporate existence of the merging corporation shall cease, and the surviving corporation shall continue its corporate existence under the laws of its state of incorporation under its present name. The surviving corporation shall possess and retain every interest of the merging corporation in all assets of every description wherever located. All rights, privileges, immunities, powers, and authority of the merging corporation shall be vested in the surviving corporation without further act or deed. The title/interest in all real estate vested in the merging corporation shall become vested in the surviving corporation without further act or deed, and such title/interest shall not in any way be impaired by reason of the merger. All obligations belonging to or due to the merging corporation shall be vested in the surviving corporation without further act or deed. The surviving corporation shall be liable for all of the obligations of the merging corporation existing effective as of the date the Articles of Merger are filed with the Florida Oepartnunt of State. By virtue of the merger and without any further action by the parties or otherwise: (a) all outstanding shares and options to acquire shares of the merging corporation shall be cancelled without payment of any consideration and without any conversion and (b) all outstanding shares and options to acquire shares of the surviving corporation shall remain outstanding.